FOR IMMEDIATE RELEASE
August 1, 2024

Genesis Energy, L.P. Reports Second Quarter 2024 Results,
Announces a Distribution Increase Attributable to the Third Quarter 2024,
And Discusses Future Capital Allocation Priorities

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
We generated the following financial results for the second quarter of 2024:

•Net Loss Attributable to Genesis Energy, L.P. of $8.7 million for the second quarter of 2024 compared to Net Income Attributable to Genesis Energy, L.P. of $49.3 million for the same period in 2023.

•Cash Flows from Operating Activities of $104.7 million for the second quarter of 2024 compared to $157.7 million for the same period in 2023.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $21.9 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $37.6 million for the second quarter of 2024, which provided 2.05X coverage for the quarterly distribution of $0.15 per common unit attributable to the second quarter.

•Total Segment Margin of $168.3 million for the second quarter of 2024.

•Adjusted EBITDA of $148.9 million for the second quarter of 2024.

•Adjusted Consolidated EBITDA of $787.2 million for the trailing twelve months ended June 30, 2024 and a bank leverage ratio of 4.47X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “The second quarter was generally in-line with our expectations, absent a few one offs. Most importantly, we continue to move closer and closer to the important inflection point when we will complete our current major capital spending program and be a short time away from a notable step change in earnings and cash flow starting next year. Before getting into the details of the quarter, I thought it would be useful to report on the internal discussions we have been having at the board level regarding capital allocation and strategic priorities for the partnership.

As we have detailed in the past, and subject to certain assumptions, the current annual cash costs of running our businesses, including all cash interest payments, cash maintenance capital requirements, principal and interest payments on our Alkali senior secured notes, cash taxes, payments on our 11.24% coupon convertible preferred units, and payments of the current distribution to each common unit of $0.60 per annum works out to be approximately $620 million per year. As we look ahead to 2025, assuming a mid-year startup for our contracted offshore developments, a marginal sequential recovery in our soda ash business, and steady to marginally increasing performance in our marine transportation segment, we believe Genesis should be able to generate approximately $800 million in Adjusted EBITDA(1) in 2025 and will be approaching, and potentially exceeding, $900 million of Adjusted EBITDA(1) in 2026. Upon the completion of our offshore expansion projects over the coming months and given the current absence of any meaningful future growth capital requirements, we expect to be generating significant increasing amounts of cash flow over the next several years and beyond.

The Board has been focusing on the best ways to use this cash flow to maximize unitholder value. With our successful bond offering in May and recent extension of our senior secured credit facility into 2028, the partnership now has no near-term maturities. Additionally, given the expansion of certain buckets and permitted investments recently agreed to in our senior secured credit facility, we have ensured the partnership has more than adequate financial flexibility and ample liquidity to continue to simplify its capital structure, to reduce the long-term annual cash costs of running its businesses by redeeming high-cost convertible preferred equity and paying down debt, and yet at the same time, to start returning capital to our unitholders, all while not losing focus on our leverage ratio.

Today, we are announcing the Board has approved an increase of $0.015 in the quarterly distribution per common unit starting with the 3Q distribution, which is scheduled to be paid on November 14, 2024. This represents a 10% increase over the distribution declared with respect to the second quarter of 2024 and yet only represents an incremental annual cash cost of approximately $7.3 million. The Board believes this is an important first step and should affirm the confidence we all have in the future of our businesses. Subject to future Board deliberation and approval, we could envision this common unit distribution growth continuing in coming quarters and years as we realize increasing Adjusted EBITDA and benefit from reduced cash obligations resulting from the redemption of high coupon securities in our capital structure.

In summary, the partnership has a very clear line of sight to Adjusted EBITDA growth, minimal future growth capital expenditures, no near-term debt maturities, adequate liquidity and the financial flexibility to deploy such growing cash flow across the capital structure. Barring any unforeseen circumstances, we believe the priorities we have laid out here today are not only prudent but will deliver long-term value for everyone in the capital structure for many years to come.

With that, I will briefly discuss our individual business segments in more detail.

During the quarter, two of the major deepwater producing facilities we serve developed technical issues with either individual wells and/or their operated subsea production facilities. While the volume impacted is not overly material, a large percentage of the volume went through a facility where we touch the molecules multiple times via oil and gas gathering and downstream transportation. Our producer customers are actively working to remedy the operational issues and I would point out they are undoubtedly incentivized to alleviate these production challenges as soon as possible. However, in 5,000 to 7,000 feet of water, the remediation of these types of issues takes time, and as a result we will also be negatively impacted in the third quarter, but expect no long-term impacts whatsoever. In addition, two contracted subsea tiebacks that were scheduled for first production in the second quarter saw slight delays relative to our initial expectations but are now on-line and continuing to ramp up production and will be additive to our base of volumes as we exit 2024 and such delays have no long-term impacts as the oil will still be produced and flow through our pipelines.

Our offshore construction projects remain on schedule, and we continue to expect most of the cash spend and construction work to be completed by the end of this year. As we mentioned last quarter, the unforeseen delays with the delivery of the Shenandoah floating production system to its final location in the Gulf of Mexico will cause a small amount of the cash spend associated with the connection of the Shenandoah FPS to our new SYNC pipeline to slip into the first part of 2025. We continue to expect both the Shenandoah and Salamanca developments to be on-line in the second quarter of 2025, and as we have mentioned in the past, these two developments alone, will provide us with anticipated incremental Segment Margin, per annum, of approximately $90 million at the contracted take-or-pay level and upwards of $120 million at 75% of the producers’ respective forecast. These amounts could be upwards of $150 to $160 million per annum to the extent the producers meet or exceed 100% of their respective forecasts when fully ramped. We continue to expect both these fields to ramp up very quickly and reach initial peak production within three to six months of their respective dates of first production. We would also expect these new facilities to serve as host platforms for future sub-sea developments or tie-back opportunities which could sustain these cash flows to us for years and years into the future.

Both the Shenandoah and Salamanca developments and their combined almost 200,000 barrels of oil per day of incremental production handling capacity will be additive to the base throughput volumes with which we expect to exit 2024. We would remind everyone that these two contracted new developments are expected to use less than half of the total capacity of the new SYNC lateral and only around 50% of the incremental capacity from the CHOPS expansion projects we are completing. This means we have significant additional capacity available to offer to future developments without having to spend any more capital. To the extent we are successful in contracting this available capacity, we could add upwards of $100 million or more of incremental Segment Margin to our offshore pipeline transportation segment. Along those lines, we continue to advance discussions around multiple additional in-field, sub-sea and/or secondary recovery development opportunities around our existing infrastructure in the central Gulf of Mexico. None of these opportunities would require any incremental capital on our part and could turn to production later this year, or certainly over the next few years.

In our soda ash business, the second quarter was generally in line with our expectations despite having some lingering production challenges at our Westvaco operations as well as not having a full quarter’s worth of targeted production from Granger due to some of the operational challenges we mentioned last quarter. With the operational challenges at Westvaco now behind us, and an expanded Granger now producing at or above its nameplate design capacity of 1.2 million tons per year, we expect the second half of the year will be more representative of the full production capabilities of our soda ash operations. These incremental tons will not only increase our total sales volumes but will also allow us to further optimize our cost structure across our entire soda ash operations. I think it is also important to note that the incremental tons produced from the Granger expansion are likely some of the cheapest and lowest cost new supply in the world and despite the depressed sales prices in the first half of the year, we are confident that our entire soda ash operations will benefit from our investment in Granger for many decades to come.

The global macro conditions for soda ash continue to show signs of bottoming, if not some upward momentum, primarily in our export markets. Steady demand levels in Asia combined with the lack of incremental export tons out of China are helping balance the supply and demand dynamics in the region. Furthermore, we continue to see significant changes in the flow of physical volumes around the globe, most notably with natural soda ash tons that were moving to Asia last year but instead are now moving into Europe to fill the holes left by the shuttering of high-cost synthetic production facilities in the region. These changes in physical flows, combined with recent increases in container freight rates and some supply disruptions from other U.S. producers in the second quarter, should lead to continued tightness and the potential for soda ash prices to improve over the balance of the year and in advance of our contract negotiations for our open volumes in 2025.

As the market continues to digest the change in physical flows and we see a continued normalization of global economic activity and growth, combined with the increasing demand for soda ash driven by the transition to a lower carbon world, we believe the long-term thesis for soda ash remains in-tact. As the largest soda ash producer in the United States, and one of the lowest cost producers in the world, we remain well positioned to benefit from our soda ash business as we move in to 2025 and for many years ahead. Our sulfur services business continued to perform in-line with our expectations during the quarter.

Our marine transportation segment continues to meet or exceed our expectations. Market fundamentals remain very favorable with steady and robust demand for all classes of our vessels exceeding practical net supply of marine tonnage, which continues to be hindered by the combination of little to no new construction and the continued retirement of older equipment. Given the structural shortage in the market, we continue to operate with utilization rates at or near 100% of available capacity for all classes of our vessels with the progression of day rates being commensurate with these underlying fundamentals. Day rates likely must continue to increase from today’s levels and be expected to sustain at those higher levels for an extended period of time before we see a wave of new construction of marine tonnage. We anticipate sequential improvement in the back half of the year in our marine segment as we mostly completed the scheduled drydocking’s we mentioned last quarter and our existing portfolio of marine contracts continue to reset higher to current day rates.

Touching on the balance sheet, over the first half of 2024 we proactively, opportunistically, and successfully extended the maturity profile of our capital structure. In addition to our most recent unsecured bond refinancing in early May, we recently announced the extension of our senior secured credit facility with $900 million in commitments from both existing and new lenders with a maturity date of September 1, 2028. The relevant covenants will remain materially the same as our previous facility, although, prospectively, we will have expanded general and permitted investment baskets which will give us adequate flexibility to purchase existing private or public securities across our capital structure that we might then perceive to be a high-valued use of our capital. As a direct result of these efforts our next nearest unsecured maturity is in January 2027, approximately two and a half years away, and we have ensured the partnership has more than adequate financial flexibility and ample liquidity to execute on our plan to further simplify our capital structure and return capital to our stakeholders.

While the first half of the year presented numerous challenges, almost all of which were completely outside of our control, all have been remedied or are expected to be remedied in the near future. While we expect improved operational efficiencies and increased production, along with the potential for some marginal price improvements in our soda ash business and sequential improvements from our Marine Transportation segment through the remainder of the year, we do not believe it will be enough to offset the challenges we have experienced in the first half of the year. As a result, we are today adjusting our full year guidance for Adjusted EBITDA(1) to a range of $625 - $650 million, which at the midpoint is only approximately 6% below the low end of our original guidance. While this new range is less than we anticipated, the long-term value proposition of Genesis remains unchanged.

It is important to remember that Genesis was never a 2024 story, but instead more a story of a company our size becoming increasingly closer to the inflection point where we stop spending growth capital and start harvesting upwards of $250 - $350 million or more of cash flow per year starting as early as next year that will allow us to simplify our capital structure, lower our overall cost of capital, optimize our leverage ratio and have the ability to opportunistically create long-term value for all stakeholders in our capital structure.

Starting with the double black swan events of 2020, which included the Covid-19 pandemic and unprecedented hurricane season in terms of its effects on our offshore operations, it has undoubtedly been an eventful and challenging last four years. I’m happy to say there is finally some light at the end of the tunnel. We believe the partnership is uniquely positioned to create value for everyone in the capital structure for many years ahead, and we appreciate everyone’s continued support.

The management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”

(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking Adjusted EBITDA measures without directly comparable GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Financial Results
Segment Margin
Variances between the second quarter of 2024 (the “2024 Quarter”) and the second quarter of 2023 (the “2023 Quarter”) in these components are explained below.
Segment Margin results for the 2024 Quarter and 2023 Quarter were as follows:

	Three Months Ended June 30,
	2024	2023
	(in thousands)
Offshore pipeline transportation	$86,131	$93,300
Soda and sulfur services	41,611	89,255
Marine transportation	31,543	25,758
Onshore facilities and transportation	9,028	6,305
Total Segment Margin	$168,313	$214,618

Offshore pipeline transportation Segment Margin for the 2024 Quarter decreased $7.2 million, or 8%, from the 2023 Quarter primarily due to producer underperformance at two of our major host platforms and an increase in our operating costs during the 2024 Quarter. The increase in producer downtime was the result of several wells being shut in during the 2024 Quarter due to certain sub-sea operational and technical challenges that our producers had during the period. The production from these wells impacted our results as they are molecules that we touch multiple times throughout our oil and natural gas pipeline infrastructure. These decreases were partially offset by an increase in volumes during the 2024 Quarter on our CHOPS pipeline (which drove an overall increase in volumes) primarily due to the Argos Floating Production System (“FPS”), which supports BP’s operated Mad Dog 2 field development. The Argos FPS has continued to ramp up production levels and achieved production levels in excess of 120,000 barrels of oil per day in the 2024 Quarter, with 100% of the volumes flowing through our 64% owned and operated CHOPS pipeline for ultimate delivery to shore. Activity in and around our Gulf of Mexico asset base continues to be robust, including incremental in-field drilling at existing fields that tie into our infrastructure, such as the Warrior and Winterfell projects which produced first oil in late June 2024 and early July 2024, respectively.
Soda and sulfur services Segment Margin for the 2024 Quarter decreased $47.6 million, or 53%, from the 2023 Quarter primarily due to lower export pricing in our Alkali Business and lower NaHS and caustic soda sales pricing in our sulfur services business during the 2024 Quarter, which were partially offset by higher soda ash sales volumes in the period. In our Alkali Business, the 2024 Quarter was impacted by a decline in export pricing as compared to the 2023 Quarter as global supply has continued to outpace demand in most markets. Additionally, the 2024 Quarter was negatively impacted by temporary operational issues at our Westvaco facility that led to lower production volumes and reduced operating efficiencies. These were offset partially by higher soda ash sales volumes in the 2024 Quarter as production from our expanded Granger facility came online in the fourth quarter of 2023 and ramped up to its nameplate capacity of approximately 100,000 tons of production per month during the 2024 Quarter. We continue to expect to see a tightening of the global soda ash supply environment in the second half of the year, and with any demand uptick (from growing lithium and solar panel manufacturers) or a supply disruption, we could see the market shift back into a balance and yield a positive price movement. In our sulfur services business, we experienced a decrease primarily due to a decline in NaHS and caustic soda pricing as a result of continued pressures on demand in South America. This decrease was partially offset by higher NaHS sales volumes in the 2024 Quarter as we experienced lower production and sales in the 2023 Quarter due to unplanned operational and weather-related outages at several of our host refineries.
Marine transportation Segment Margin for the 2024 Quarter increased $5.8 million, or 22%, from the 2023 Quarter primarily due to higher day rates in our inland and offshore businesses, including the M/T American Phoenix, during the 2024 Quarter. The increase in day rates more than offset the impact to Segment Margin from the increased number of planned regulatory dry-docking days in our offshore fleet during the 2024 Quarter. Demand for our barge services to move intermediate and refined products remained high during the 2024 Quarter due to the continued strength of refinery utilization rates as well as the lack of new supply of similar type vessels (primarily due to higher construction costs and long lead times for construction) as well as the retirement of older vessels in the market.
Onshore facilities and transportation Segment Margin for the 2024 Quarter increased $2.7 million, or 43%, from the 2023 Quarter primarily due to an increase in our rail unload volumes at our Scenic Station facility.

Other Components of Net Income (Loss)
We reported Net Loss Attributable to Genesis Energy, L.P. of $8.7 million in the 2024 Quarter compared to Net Income Attributable to Genesis Energy, L.P. of $49.3 million in the 2023 Quarter.
Net Loss Attributable to Genesis Energy, L.P. in the 2024 Quarter was primarily impacted by a decrease in Segment Margin of $46.3 million, an increase in interest expense, net, of $9.2 million, and an increase in depreciation, depletion and amortization of $9.2 million during the 2024 Quarter. This decrease in net income was partially offset by $5.9 million in unrealized gains associated with the valuation of our commodity derivative transactions in the 2024 Quarter compared to unrealized losses of $2.9 million during the 2023 Quarter associated with the valuation of our commodity derivative transactions.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, August 1, 2024, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in the Gulf of Mexico, Wyoming and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES	$756,261	$804,662	$1,526,366	$1,595,274

COSTS AND EXPENSES:
Costs of sales and operating expenses	601,381	616,520	1,210,648	1,270,039
General and administrative expenses	18,546	16,931	33,555	31,483
Depreciation, depletion and amortization	77,613	68,427	151,384	141,587
OPERATING INCOME	58,721	102,784	130,779	152,165
Equity in earnings of equity investees	12,213	14,811	28,654	32,364
Interest expense, net	(70,870)	(61,623)	(139,604)	(122,477)
Other expense	(1,429)	(4)	(1,429)	(1,812)
INCOME (LOSS) BEFORE INCOME TAXES	(1,365)	55,968	18,400	60,240
Income tax expense	(22)	(290)	(831)	(1,174)
NET INCOME (LOSS)	(1,387)	55,678	17,569	59,066
Net income attributable to noncontrolling interests	(7,357)	(6,334)	(14,960)	(11,366)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(8,744)	$49,344	$2,609	$47,700
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(21,894)	(22,910)	(43,788)	(46,912)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$(30,638)	$26,434	$(41,179)	$788
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.25)	$0.22	$(0.34)	$0.01
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,579,218	122,464,318	122,579,218

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	296,325	258,939	297,319	246,606
Poseidon(1)	280,248	288,384	286,085	301,698
Odyssey(1)	64,213	59,924	63,955	62,774
GOPL	1,465	2,380	1,911	2,185
Offshore crude oil pipelines total	642,251	609,627	649,270	613,263

Natural gas transportation volumes (MMBtus/day)(1)	357,687	397,801	382,621	392,529

Soda and Sulfur Services Segment
Soda Ash volumes (short tons sold)	888,013	852,019	1,842,241	1,556,831
NaHS (dry short tons sold)	29,656	26,086	58,693	54,176
NaOH (caustic soda) volumes (dry short tons sold)	16,034	20,346	36,784	40,522

Marine Transportation Segment
Inland Fleet Utilization Percentage(2)	100.0%	100.0%	100.0%	100.0%
Offshore Fleet Utilization Percentage(2)	94.9%	94.7%	97.0%	97.1%

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas(3)	65,229	66,505	74,923	65,278
Jay	5,332	5,952	5,396	5,481
Mississippi	2,789	4,737	2,800	4,872
Louisiana(4)	56,172	70,816	64,514	75,860
Onshore crude oil pipelines total	129,522	148,010	147,633	151,491

Crude oil and petroleum products sales (barrels/day)	21,702	23,029	22,570	22,652

Rail unload volumes (barrels/day)	19,811	—	10,526	—
(1)As of June 30, 2024 and 2023, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of Mexico, including the CHOPS pipeline.
(4)Total daily volumes for the three and six months ended June 30, 2024 include 19,356 and 24,766 Bbls/day, respectively, of intermediate refined products and include 36,269 and 39,059 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the three and six months ended June 30, 2023 include 29,891 and 30,703 Bbls/day, respectively, of intermediate refined products and 40,925 and 44,898 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	June 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$32,499	$28,038
Accounts receivable - trade, net	687,985	759,547
Inventories	106,327	135,231
Other	38,805	41,234
Total current assets	865,616	964,050
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	5,113,167	5,068,821
Equity investees	252,142	263,829
Intangible assets, net of amortization	141,748	141,537
Goodwill	301,959	301,959
Right of use assets, net	231,710	240,341
Other assets, net of amortization	44,960	38,241
Total assets	$6,951,302	$7,018,778

LIABILITIES AND CAPITAL
Accounts payable - trade	$418,666	$588,924
Accrued liabilities	375,254	378,523
Total current liabilities	793,920	967,447
Senior secured credit facility	134,800	298,300
Senior unsecured notes, net of debt issuance costs, discount and premium	3,416,804	3,062,955
Alkali senior secured notes, net of debt issuance costs and discount	385,443	391,592
Deferred tax liabilities	17,497	17,510
Other long-term liabilities	557,857	570,197
Total liabilities	5,306,321	5,308,001
Mezzanine capital:
Class A Convertible Preferred Units	813,589	813,589
Partners’ capital:
Common unitholders	428,812	519,698
Accumulated other comprehensive income	8,200	8,040
Noncontrolling interests	394,380	369,450
Total partners’ capital	831,392	897,188
Total liabilities, mezzanine capital and partners’ capital	$6,951,302	$7,018,778

Common Units Data:
Total common units outstanding	122,464,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) attributable to Genesis Energy, L.P.	$(8,744)	$49,344	$2,609	$47,700
Corporate general and administrative expenses	20,007	18,487	36,056	34,251
Depreciation, depletion, amortization and accretion	80,386	71,754	156,929	147,689
Interest expense, net	70,870	61,623	139,604	122,477
Income tax expense	22	290	831	1,174
Plus (minus) Select Items, net(1)	5,772	13,120	13,382	56,456
Segment Margin(2)	$168,313	$214,618	$349,411	$409,747
(1)Refer to additional detail of Select Items later in this press release.
(2)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) attributable to Genesis Energy, L.P.	$(8,744)	$49,344	$2,609	$47,700
Interest expense, net	70,870	61,623	139,604	122,477
Income tax expense	22	290	831	1,174
Depreciation, depletion, amortization and accretion	80,386	71,754	156,929	147,689
EBITDA	142,534	183,011	299,973	319,040
Plus (minus) Select Items, net(1)	6,344	14,959	11,981	58,022
Adjusted EBITDA(2)	148,878	197,970	311,954	377,062
Maintenance capital utilized(3)	(18,200)	(16,600)	(36,300)	(32,700)
Interest expense, net	(70,870)	(61,623)	(139,604)	(122,477)
Cash tax expense	(333)	(159)	(633)	(623)
Distributions to preferred unitholders(4)	(21,894)	(23,314)	(43,788)	(47,316)
Available Cash before Reserves(5)	$37,581	$96,274	$91,629	$173,946
(1)Refer to additional detail of Select Items later in this press release.
(2)See definition of Adjusted EBITDA later in this press release.
(3)Maintenance capital expenditures for the 2024 Quarter and 2023 Quarter were $47.1 million and $29.3 million, respectively. Maintenance capital expenditures for the six months ended June 30, 2024 and 2023, were $73.6 million and $53.3 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(4)Distributions to preferred unitholders attributable to the 2024 Quarter are payable on August 14, 2024 to unitholders of record at close of business on July 31, 2024.
(5)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash Flows from Operating Activities	$104,721	$157,664	$230,642	$255,321
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net	70,870	61,623	139,604	122,477
Amortization and write-off of debt issuance costs, discount and premium	(4,486)	(2,279)	(7,370)	(5,813)
Effects from equity method investees not included in operating cash flows	4,007	6,687	11,687	13,384
Net effect of changes in components of operating assets and liabilities	(20,759)	(18,605)	(49,232)	(957)
Non-cash effect of long-term incentive compensation plans	(5,471)	(5,026)	(9,786)	(9,656)
Expenses related to business development activities and growth projects	37	71	60	105
Differences in timing of cash receipts for certain contractual arrangements(1)	7,820	11,559	15,892	22,134
Other items, net(2)	(7,861)	(13,724)	(19,543)	(19,933)
Adjusted EBITDA(3)	$148,878	$197,970	$311,954	$377,062
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(3)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

June 30, 2024
Senior secured credit facility	$134,800
Senior unsecured notes, net of debt issuance costs, discount and premium	3,416,804
Less: Outstanding inventory financing sublimit borrowings	(17,200)
Less: Cash and cash equivalents	(13,341)
Adjusted Debt(1)	$3,521,063

Pro Forma LTM
June 30, 2024
Consolidated EBITDA (per our senior secured credit facility)	$674,393
Consolidated EBITDA adjustments(2)	112,801
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$787,194

Adjusted Debt-to-Adjusted Consolidated EBITDA	4.47X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums, discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with material organic growth projects, which is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results, our bank leverage ratio and compliance with our senior secured credit facility covenants, the timing and anticipated benefits of the Argos, Shenandoah and Salamanca developments, our expectations regarding our Granger expansion, the expected performance of our offshore assets and other projects and business segments, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, and a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the war in Ukraine and Israel and Hamas war), the result of any economic recession or depression that has occurred or may occur in the future, construction and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net income (loss) attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended June 30,		Six Months Ended June 30,
		2024	2023	2024	2023
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$7,820	$11,559	$15,892	$22,134
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(5,860)	2,888	(10,941)	30,020
	Loss on debt extinguishment	1,429	3	1,429	1,812
	Adjustment regarding equity investees(2)	4,879	5,867	11,687	12,148
	Other	(2,496)	(7,197)	(4,685)	(9,658)
	Sub-total Select Items, net(3)	5,772	13,120	13,382	56,456
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	37	71	60	105
	Other	535	1,768	(1,461)	1,461
	Total Select Items, net(4)	$6,344	$14,959	$11,981	$58,022
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536